Exhibit 4.2

PURCHASE WARRANT MODIFICATION AGREEMENT

THIS PURCHASE WARRANT MODIFICATION AGREEMENT (this “Purchase Warrant Modification Agreement”) is made and entered into effective as of January 27, 2025 (the “Effective Date”), by and between TREASURE GLOBAL INC, a Delaware corporation (“Company”), and ALUMNI CAPITAL LP, a Delaware limited partnership (“Investor”).

Recitals

A. Company and Investor are parties to a Purchase Warrant Agreement dated as of October 10, 2024 (the “Purchase Warrant Agreement”).

B. Pursuant to the Purchase Warrant Agreement, the Company and Investor entered into an agreement whereby the Company shall issue to the Investor a Warrant, valid for a term of three (3) years, entitling the Investor to purchase shares of Common Stock (the “Warrant Shares”) equal to ten percent (10%) of the Commitment Amount divided by the Exercise Price per Share, which is based on the Company’s valuation.

C. Company and Investor have agreed to modify the Purchase Warrant Agreement in accordance with the terms and conditions set forth in this Purchase Warrant Modification Agreement.

Purchase Warrant Modification Agreement

In consideration of the mutual covenants and agreements set forth in this Purchase Warrant Modification Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor hereby agree as follows:

1.	Amendment to Purchase Warrant Agreement.

1.1 Exercise Price. Section 2(c) of the Purchase Warrant Agreement titled “Exercise Price” shall be replaced with “The exercise price per Warrant Share shall be calculated by dividing:

(i)	$5,000,000 for the Commitment Amount of $6,000,000 under the Purchase Agreement; and

(ii)	$8,500,000 for the additional Commitment Amount of $44,000,000 under the Modification Agreement,

(collectively, the “Valuation”)

by the total number of shares of Common Stock issued and outstanding as of the Exercise Date, subject to adjustment hereunder (the “Exercise Price”).

Signature Page Below

IN WITNESS WHEREOF, Investor and Company have executed this Purchase Warrant Modification Agreement to be effective as of the Effective Date.

TREASURE GLOBAL INC

By:	/s/ Carlson Thow
Carlson Thow, Chief Executive Officer

Accepted as of the Effective Date.

ALUMNI CAPITAL LP

By:	/s/ Ashkan Mapar
Ashkan Mapar, General Partner